Exhibit 99.1

PRESS RELEASE

	Contact:	Bill Foust	Paul Roberts
		770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT ANNOUNCES RETIREMENT AND REPLACEMENT OF CHIEF OPERATING OFFICER

Alpharetta, GA, December 5, 2005.  Schweitzer-Mauduit International, Inc. (NYSE:SWM) today announced the retirement of Jean-Pierre Le Hétêt, Chief Operating Officer, on January 31, 2006, and that Frédéric Villoutreix will become Chief Operating Officer on February 1, 2006.

Jean-Pierre joined the company in 1979 and successfully held the positions of Engineer, LTR Industries Mill Manager, Assistant General Manager of LTR Industries and Papeteries de Mauduit, General Manager of LTR Industries and Papeteries de Mauduit, President of French Operations and more recently Chief Operating Officer of Schweitzer-Mauduit since 1998. He has also been a Director of the Schweitzer-Mauduit Board since its spin-off from Kimberly-Clark in 1995.

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer of Schweitzer-Mauduit, commented that, “Jean-Pierre is a charismatic and tireless leader with extensive operations and marketing expertise.  His contributions to the success of Schweitzer-Mauduit have been significant.  Under his leadership, Schweitzer-Mauduit expanded production, made successful acquisitions in France, Brazil, Indonesia and the Philippines, and consummated a joint venture in China.”

In announcing that Frédéric Villoutreix has been named to replace Jean-Pierre Le Hétêt, Mr. Deitrich stated, “Frédéric will report to me and be an Executive Officer of the Corporation.”

Mr. Villoutreix, age 41, joins Schweitzer-Mauduit from Compagnie de Saint-Gobain, a leading French multi-national manufacturer of numerous industrial products, where he worked since 1990.  He held key manufacturing positions in Europe and the United States with Saint-Gobain, including General Manager, World Construction Products and Stone, Luxemburg (2001-2004), and most recently Vice President, Abrasives Europe and Coated Abrasives World (2004-2005) with 33 operating locations.

Mr. Villoutreix holds a Master’s Degree in Science and Engineering, with a major in Economics from Ecole Polytechnique, Palaiseau, France, and Ph.D. in Engineering and Management from Ecole des Mines, Paris, France.

- more -

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, saturating base papers, business forms and printing and packaging applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,700 people worldwide, with operations in the United States, France, Brazil, Indonesia, the Philippines and Canada.  For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.

###